EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

(Dollars in millions)

	Nine Months Ended September 30, 2015		Year Ended December 31,
			2014		2013		2012		2011		2010
Earnings(2):					(recast)		(recast)		(recast)		(recast)
Net Income from continuing operations before income taxes, discontinued operations and cumulative effect of accounting change	$4,374		$4,769		$5,008		$4,138		$3,892		$3,525
Interest expense(3)(4)(5)	1,041		1,358		1,287		1,363		1,324		1,279
Portion of rents representative of an interest factor(6)	94		151		147		164		148		140
Adjustment for equity earnings or losses of investee companies that are 50% or less owned on a voting basis, net of cash distributions	55		77		224		184		92		(35)

Total earnings	$5,564		$6,355		$6,666		$5,849		$5,456		$4,909

Fixed Charges(2):
Interest expense(3)(4)(5)	$1,041		$1,358		$1,287		$1,363		$1,324		$1,279
Capitalized interest	6		6		6		5		4		2
Portion of rents representative of an interest factor(6)	94		151		147		164		148		140

Total fixed charges	$1,141		$1,515		$1,440		$1,532		$1,476		$1,421

Ratio of earnings to fixed charges	4.9	x	4.2	x	4.6	x	3.8	x	3.7	x	3.5	x

(1)	On June 6, 2014, the Company completed the legal and structural separation of Time Inc. from the Company. Accordingly, the financial information for the years ended December 31, 2013, 2012, 2011 and 2010 has been recast to present the financial position and results of operations of the Company’s former Time Inc. segment as discontinued operations.
(2)	Earnings and fixed charges include 100% of amounts related to unconsolidated subsidiaries for which the Company holds more than 50% of the voting interests.
(3)	Interest expense excludes accrued interest on uncertain tax positions that is included in income tax expense.
(4)	For the nine months ended September 30, 2015 and the year ended December 31, 2014, 2013, 2012, 2011, and 2010, amounts include $0 million, $1 million, $2 million, $2 million, $2 million, and $2 million, respectively, related to discontinued operations.
(5)	For the nine months ended September 30, 2015 and the year ended December 31, 2014, amounts include $4 million and $1 million, respectively, of interest charges related to guaranteed debt of an equity method investee with a net loss.
(6)	For the nine months ended September 30, 2015 and the year ended December 31, 2014, 2013, 2012, 2011, and 2010, amounts include $0 million, $15 million, $35 million, $36 million, $38 million, and $37 million, respectively, related to discontinued operations.